Exhibit 5.2

Paris, August 12, 2013

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital International

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $1,000,000,000 principal amount of 2.125% notes due 2018 (the “Total Capital Notes”) of Total Capital, a société anonyme organized under the laws of the Republic of France (“Total Capital”), and of $500,000,000 principal amount of 1.000% notes due 2016, $500,000,000 principal amount of floating rate notes due 2018 and $1,000,000,000 principal amount of 3.700% notes due 2024 (the “Total International Notes”) of Total Capital International, a société anonyme organized under the laws of the Republic of France (“Total International”), and the related guarantees of the Total Capital Notes and of the Total International Notes (the “Guarantees”) by TOTAL S.A., a société anonyme organized under the laws of the Republic of France (“TOTAL”), I, as Group U.S. Counsel of TOTAL, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. Total Capital filed with the Securities and Exchange Commission, on April 26, 2012, a registration statement on Form F-3ASR (File No. 333-180967-03) under the Act relating to, among other things, the proposed offer and sale of an unspecified principal amount of Total Capital’s guaranteed debt securities, including the Total Capital Notes. Total International filed with the Securities and Exchange Commission, on April 26, 2012, a registration statement on Form F-3ASR (File No. 333-180967-01) under the Act relating to, among other things, the proposed offer and sale of an unspecified principal amount of Total International’s guaranteed debt securities, including the Total International Notes. The Total Capital Notes are being issued under an indenture, dated as of October 2, 2009 (the “Total Capital Indenture”), between Total Capital and The Bank of New York Mellon, as trustee. The Total International Notes are being issued under an indenture, dated as of February 17, 2012 (the “Total International Indenture”), between Total International and The Bank of New York Mellon, as trustee.

Upon the basis of such examination, I advise you that, in my opinion, assuming that (i) the Registration Statement on Form F-3 dated April 26, 2012 has been duly filed and has become automatically effective under the Act, (ii) the Total Capital Indenture has been duly authorized and validly executed, (iii) the Total International Indenture has been duly authorized and validly executed, (iv) the Total Capital Notes have been duly authorized and validly executed, and the terms of the Total Capital Notes and of their issuance and sale have been duly established in conformity with the Total Capital Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon TOTAL or Total Capital, as the case may be, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over TOTAL or Total Capital, as the case may be, (v) the Total International Notes have been duly authorized and validly executed, and the terms of the Total International Notes and of their issuance and sale have been duly established in conformity with the Total International Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon TOTAL or Total International, as the case may be, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over TOTAL or Total International, as the case may be, (vi) the Guarantees have been duly authorized and validly executed, (vii) the text of the Guarantees related to the Total Capital Notes and the Total International Notes has been endorsed on the Total Capital Notes and the Total International Notes, respectively, as contemplated in the Total Capital Indenture and the Total International Indenture, respectively, and (viii) the Total Capital Notes and the Total International Notes have been issued and sold as contemplated in the Registration Statement:

(1)	the Total Capital Notes constitute valid and legally binding obligations of Total Capital, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(2)	the Total International Notes constitute valid and legally binding obligations of Total International, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(3)	each of the Guarantees constitutes a valid and legally binding obligation of TOTAL, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the Republic of France upon the opinion dated the date hereof of Peter Herbel, General Counsel to TOTAL, which opinion is being delivered to you by such counsel.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Total Capital Notes, Total International Notes and the Guarantees and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jonathan E. Marsh
Jonathan E. Marsh
Group U.S. Counsel

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